Exhibit 3.1

HCP, INC.
ARTICLES OF AMENDMENT
HCP, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST:  The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”) by deleting therefrom in its entirety the existing Article I and inserting, in lieu thereof, the following new Article I:
ARTICLE I
NAME
The name of this corporation shall be Healthpeak Properties, Inc.
SECOND:  The foregoing amendment to the Charter as set forth in these Articles of Amendment is limited to a change expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders, and was approved by a majority of the entire Board of Directors, without action by the stockholders.
THIRD:  The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Executive Vice President and Corporate Secretary, on this 30th day of October, 2019.

ATTEST:	HCP, INC.

/s/ Troy E. McHenry	By:	/s/ Thomas M. Herzog	(SEAL)
Name: Troy E. McHenry		Name: Thomas M. Herzog
Title: Executive Vice President and Corporate Secretary		Title: President and Chief Executive Officer